Apollo Group, Inc.
News Release

APOLLO GROUP, INC.’S SPECIAL COMMITTEE REPORTS
FINAL FACTUAL FINDINGS OF STOCK OPTION INVESTIGATION

Phoenix, Arizona, December 14, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced that the Special Committee of its Board of Directors has reported its final factual findings after a seven-month investigation into the Company’s stock option practices. The Company also announced changes in its Board of Directors, a request for an extension of time to file financial statements with NASDAQ, and an increase to its bad debt expense.

Investigation Key Factual Findings

In conducting the investigation, the Special Committee of outside directors, together with independent legal counsel and forensic accountants, reported that its final factual findings were largely consistent with earlier, interim factual findings reported to the Board. The key factual findings of the independent investigation can be summarized as follows:

•	In the accounting of certain stock option grants, the Company did not correctly apply the requirements of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. In certain instances, the Company used a measurement date for option awards that corresponded with the reported grant date even though the approvals for those grants as set forth in the operative plans were not obtained until after the reported grant date and the final list of grantees and award amounts was incomplete at the time of the reported grant date.

•	The Company misapplied Internal Revenue Code Section 162(m) with respect to the contemporaneous tax treatment of certain stock option grants and may face significant tax liability for prior years.

•	The Company prepared and maintained inaccurate documentation concerning the date that grant award lists were completed and approved.

•	The Special Committee has found no direct evidence that the grant date for any of the large management grants was selected with the benefit of hindsight. In two instances, though, the price on the grant date is at a relative low point for the Company’s stock, and there is little contemporaneous evidence to establish that the grant was made on the grant date. In another instance, there is evidence that raises questions about whether a grant award was retroactively selected by a day. While there is a possibility that the grant date was retroactively selected on these occasions, there is insufficient evidence to reach such a conclusion.

In addition to the information previously disclosed, the Special Committee, in connection with its final factual findings, reported to the Board that certain former officers took steps that may have been intended to mask failures in the grant approval process with respect to the Company’s financial reporting and payment of taxes. Importantly, the foregoing findings do not apply to any members of Apollo Group’s current Executive team. “We remain committed to resolving our accounting issues as quickly as possible,” said Brian Mueller, who was appointed President of Apollo Group in January. “These issues are coming to light under my watch, and I assure you that our current management team will settle for nothing less than full and timely disclosure and resolution of all outstanding issues.” The Company and its independent auditors are reviewing the findings of the independent investigation, as well as recent accounting guidelines established by the Securities and Exchange Commission (the “SEC”), and have not yet determined the impact of these deficiencies on its historical financial statements. The Company continues to believe that it will need to restate certain of its previously filed financial statements and is working expeditiously to complete and file the necessary amendments with the SEC. However, the Company is unable at this time to determine when such filings will be made. The Company also had not yet determined the magnitude of additional past liabilities.

NASDAQ & Earnings Release

In addition, the Company has notified NASDAQ that it will be unable to file its quarterly report ended May 31, 2006 and its annual report for fiscal year end August 31, 2006 by the December 29, 2006 filing deadline, and is requesting a reasonable extension.

The Company currently anticipates that in January it will provide notice of an earnings release and conference call relating to the results of the first quarter of fiscal year 2007, although these financial results may not include all applicable adjustments that may be required under Generally Accepted Accounting Principles (GAAP). The additional time to report the Company’s earnings is in order to provide the new CFO and his team the opportunity to understand and review results while diligently working on the restatement.

Recommendations

In connection with the reporting of its factual findings, the Special Committee recommended improvements in option grant practices and internal controls as well as broader governance reforms. “These recommendations will improve corporate governance and ensure a situation like this does not happen again,” said Mr. Mueller. “We are strengthening the infrastructure to support and implement our strategic plan for growth and this team is solidly committed to executing our plan.”

Resignations and Appointments

Apollo Group also announced the resignation of the Chair of the Compensation Committee, John R. Norton III, 78, from its Board of Directors. Mr. Norton informed the Company that it was his intention not to stand for reelection at the Company’s Annual Meeting. In light of the fact that this meeting has not yet been scheduled, Mr. Norton preferred not to continue his term into 2007. Mr. Norton served on the Company’s Board for nine years, making many valuable contributions to the Company during this time.

Dino J. DeConcini, a current member of the Company’s Board of Directors, has been appointed to the Compensation Committee and will serve as Chair.

K. Sue Redman has been appointed to the Company’s Board of Directors, Audit and Compensation Committees. Ms. Redman is Senior Vice President and Chief Financial Officer of Texas A&M University. She previously served as Vice President of Finance and Corporate Controller of AdvancePCS, and as a partner with PricewaterhouseCoopers. She is a Certified Public Accountant and holds a Bachelor of Business Administration in accounting from Texas A&M University.

Additionally, Ms. Redman has replaced Hedy F. Govenar as a member of the Special Committee. This change in membership was prompted by a recent order by the U.S. District Court for the District of Arizona, in which three shareholder derivative suits filed against the Company after formation of the Special Committee are pending. The Company filed a motion to stay these proceedings pending completion of the Special Committee’s investigation and on December 4, 2006, the Court ruled it will grant the Company’s motion to stay upon notice that Ms. Govenar has been replaced on the Special Committee by another board member who is not party to the cases.

Accounts Receivable Bad Debt Reserve Review

Additionally, Apollo Group concluded that based on a review of its actual write off experience from fiscal years 2000 – 2006 relating to accounts receivable, its allowance for doubtful accounts was understated at August 31, 2006. While the company is continuing its analysis, it expects at this time to record a pre-tax, non-cash increase in the allowance for doubtful accounts and the associated bad-debt expense of approximately $34 million. The Company currently believes that a significant portion of this amount relates to years prior to 2006; however it is still in the process of estimating the amounts, if any, which may be recorded in prior periods.

About Apollo Group, Inc.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc. operates through its subsidiaries: The University of Phoenix, Inc.; Institute for Professional Development; The College for Financial Planning Institutes Corporation; and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

At this time, Company executives will refrain from commenting further on this matter given the ongoing nature of related issues.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Allyson Pooley ~ Integrated Corporate Relations ~ (310) 954-1100 ~ allyson.pooley@icrinc.com
Company Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu